Exhibit 4.3 - Form of Junior Subordinate Note

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FIRST VALLEY BANCORP., INC.

By:  /s/ Robert L. Messier, Jr.
 Name:  Robert L. Messier, Jr.
 Title:  President & CEO

WILMINGTON TRUST COMPANY,
    not in its individual capacity but solely as the Trustee

By:  /s/ Wilmington Trust Company